Exhibit 99.1

Armstrong World Industries Reports

First Quarter 2015 Results

Key Highlights

•	First quarter operating income from continuing operations of $35.8 million, down 34% over the 2014 period impacted by higher non-cash U.S. Pension expense and separation costs

•	First quarter adjusted EBITDA from continuing operations of $75 million, down 10% over the 2014 period

•	Larry McWilliams designated Chairman of Armstrong Flooring; Jim O’Connor to remain as Chairman of Armstrong World Industries

LANCASTER, Pa., April 30, 2015 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceiling systems, today reported first quarter 2015 results.

First Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2015	2014	Change
Net sales	$551.4	$590.0	(6.5)%
Operating income	35.8	53.8	(33.5)%
Net income	3.8	18.1	(79.0)%
Diluted earnings per share	$0.07	$0.33	(78.8)%

Excluding the unfavorable impact from foreign exchange of $20 million, consolidated net sales decreased 3.3% compared to the prior year period driven by lower volumes across all businesses which more than offset the impact from favorable price and mix.

The decline in operating income and net income compared to the prior year period was impacted by higher non-cash U.S. Pension expense and separation costs related to the previously announced spin-off of the Flooring business. The declines in operating income and net income were also driven by the margin impact of lower volumes, increased SG&A expense and lower earnings from WAVE, which were only partially offset by favorable price and mix. The decline in net income was also impacted by state net operating loss write-offs as a result of a change in ownership under section 382 of the Internal Revenue Code in conjunction with the sale of stock by the Asbestos Trust in the first quarter of 2015.

“While the year started slowly we saw activity accelerate throughout the quarter and our sales and adjusted EBITDA guidance for the year remain unchanged,” said Matt Espe, CEO. “We continue to make progress on the separation and I’m pleased to announce the Board has designated Larry McWilliams to serve as the Chairman of Armstrong Flooring upon completion of the separation, and Jim O’ Connor will remain Chairman of Armstrong World Industries. Larry and Jim have each been tremendous assets to Armstrong over the past several years and will provide both companies with a steady hand through the separation and excellent strategic leadership moving forward.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2015	2014	Change
Adjusted operating income	$46	$55	(17%)
Adjusted net income	$21	$24	(13%)

Adjusted diluted earnings per share	$0.37	$0.43	(14%)
Free cash flow	($42)	($56)	25%

(Amounts in millions)	Three Months Ended March 31,
	2015	2014	Change
Adjusted EBITDA
Building Products	$77	$74	4%
Resilient Flooring	11	17	(37%)
Wood Flooring	2	8	(78%)
Unallocated Corporate	(15)	(16)	7%

Consolidated Adjusted EBITDA	$75	$83	(10%)

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 17% and 10%, respectively, in the first quarter of 2015 when compared to the prior year period. The decline in adjusted EBITDA was driven primarily by the margin impact of lower volumes and increased SG&A expenses which were only partially offset by favorable price and mix. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods. The improvement in free cash flow was driven by lower capital expenditures and improvements in working capital, and aided by the utilization of VAT credits associated with our emerging market investments which more than offset lower cash earnings and decreased dividends from WAVE.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,
	2015	2014	Change
Total segment net sales	$292.0	$308.2	(5.3)%
Operating income	$59.8	$57.8	3.5%

Excluding the unfavorable impact of foreign exchange of approximately $17 million, net sales were flat over a strong base period as sales in the first quarter of 2014 were up over 5%. When looking at the net sales comparison for the first quarter of 2015 versus the first quarter of 2014, favorable price and mix offset the impact of lower volumes in the Americas and in EMEA markets. Operating income increased 3.5% in the first quarter of 2015, driven by favorable price and mix and lower manufacturing and input costs which were partially offset by the margin impact of lower volumes and higher SG&A expenses.

Resilient Flooring

	Three Months Ended March 31,
	2015	2014	Change
Total segment net sales	$156.8	$163.7	(4.2)%
Operating income	$5.9	$10.4	(43.3)%

Excluding the unfavorable impact of foreign exchange of approximately $2 million, net sales decreased driven by lower volumes primarily in the Americas and unfavorable price and mix. Operating income declined driven by unfavorable price and mix, increased SG&A expenses and the margin impact of lower volumes which were partially offset by lower manufacturing input costs.

Wood Flooring

	Three Months Ended March 31,
	2015	2014	Change
Total segment net sales	$102.6	$118.1	(13.1%)
Operating (loss) income	($1.2)	$5.1	Unfavorable

Net sales declined as improvements in price and mix were more than offset by volume declines. The volume declines were caused by market share shifts as a result of prior year price and mix optimization actions and inventory adjustments at home centers. Operating income declined primarily due the margin impact of lower volumes and increased manufacturing and input costs, which were only partially offset by positive price and mix.

Corporate

Unallocated corporate expense of $28.7 million increased from $19.5 million in the prior year due to higher non-cash U.S. Pension expense and separation costs.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss first quarter 2015 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and our plan to separate our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2015 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceiling systems. In 2014, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.5 billion. As of March 31, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,500 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales	$551.4	$590.0
Costs of goods sold	421.9	447.9
Selling general and administrative expenses	103.0	103.1
Separation costs	4.3	—
Equity (earnings) from joint venture	(13.6)	(14.8)

Operating income	35.8	53.8

Interest expense	11.2	11.6
Other non-operating expense	1.3	5.4
Other non-operating (income)	(0.6)	(0.6)

Earnings from continuing operations before income taxes	23.9	37.4
Income tax expense	20.1	19.3

Earnings from continuing operations	$3.8	$18.1
Net (loss) from discontinued operations, net of tax (benefit) of $- and $-	—	(1.2)
Net earnings from disposal of discontinued business, net of tax (benefit) of ($43.4) and $-	42.8	—

Net earnings (loss) from discontinued operations	42.8	(1.2)
Net earnings	$46.6	$16.9

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(15.3)	(0.4)
Derivative (loss)	(0.5)	(0.6)
Pension and postretirement adjustments	11.9	7.1

Total other comprehensive (loss) income	(3.9)	6.1

Total comprehensive income	$42.7	$23.0

Earnings per share of common stock, continuing operations
Basic	$0.07	$0.33
Diluted	$0.07	$0.33

Earnings (loss) per share of common stock, discontinued operations
Basic	$0.77	($0.02)
Diluted	$0.76	($0.02)

Net earnings per share of common stock:
Basic	$0.84	$0.31
Diluted	$0.83	$0.30

Average number of common shares outstanding
Basic	55.3	54.8
Diluted	55.7	55.3

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, quarterly data is unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales
Building Products	$292.0	$308.2
Resilient Flooring	156.8	163.7
Wood Flooring	102.6	118.1

Total net sales	$551.4	$590.0

Operating Income (loss)
Building Products	$59.8	$57.8
Resilient Flooring	5.9	10.4
Wood Flooring	(1.2)	5.1
Unallocated Corporate (expense)	(28.7)	(19.5)

Total Operating Income	$35.8	$53.8

Selected Balance Sheet Information

(amounts in millions, quarterly data is unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets	$791.8	$811.5
Property, plant and equipment, net	1,053.3	1,062.4
Other noncurrent assets	728.7	732.3

Total assets	$2,573.8	$2,606.2

Liabilities and shareholders’ equity
Current liabilities	$370.8	$388.1
Noncurrent liabilities	1,505.8	1,569.0
Equity	697.2	649.1

Total liabilities and shareholders’ equity	$2,573.8	$2,606.2

Selected Cash Flow Information

(amounts in millions, quarterly data is unaudited)

	Three Months Ended March 31,
	2015	2014
Net earnings	$46.6	$16.9
Other adjustments to reconcile net income to net cash used for operating activities	(8.3)	38.9
Changes in operating assets and liabilities, net	(72.4)	(88.7)

Net cash (used for) operating activities	(34.1)	(32.9)
Net cash (used for) investing activities	(8.1)	(22.0)
Net cash (used for) provided by financing activities	(5.5)	51.9

Effect of exchange rate changes on cash and cash equivalents	(5.6)	(1.2)

Net (decrease) in cash and cash equivalents	(53.3)	(4.2)
Cash and cash equivalents, beginning of period	185.3	135.2

Cash and cash equivalents, end of period	$132.0	$131.0
Cash and cash equivalents at end of year from discontinued operations	—	$2.7

Cash and cash equivalents at end of year of continuing operations	$132.0	$128.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$75	$83
D&A/Fx*	(29)	(28)

Operating Income, Adjusted	$46	$55
Non-cash impact of U.S. Pension	6	—
Cost reduction initiatives (income) expenses	(2)	—
Separation expenses	4	—
Foreign exchange impact	2	1

Operating Income, Reported	$36	$54

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $28.5 million for the three months ended March 31, 2015, and $30.0 million for the three months ended March 31, 2014.

BUILDING PRODUCTS

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$77	$74
D&A/Fx	(17)	(15)

Operating Income, Adjusted	$60	$59
Foreign exchange impact	—	1

Operating Income, Reported	$60	$58

RESILIENT FLOORING

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$11	$17
D&A/Fx	(6)	(7)

Operating Income, Adjusted	$5	$10
Cost reduction initiatives (income) expenses	(2)	—
Foreign exchange impact	1	—

Operating Income, Reported	$6	$10

WOOD FLOORING

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$2	$8
D&A/Fx	(3)	(3)

Operating (Loss) Income, Adjusted	($1)	$5
Foreign exchange impact	—	—

Operating (Loss) Income, Reported	($1)	$5

UNALLOCATED CORPORATE

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	($15)	($16)
D&A/Fx	(3)	(3)

Operating (Loss), Adjusted	($18)	($19)
Non-cash impact of U.S. Pension	6	—
Separation expenses	4	—
Foreign exchange impact	1	—

Operating (Loss), Reported	($29)	($19)

CASH FLOW(1)	Three Months Ended March 31,
	2015	2014
Net cash (used for) operations	($34)	($33)
Less: net cash (used for) investing	(8)	(22)

Add back (subtract) adjustments to reconcile to free cash flow
Other	—	(1)

Free Cash Flow	($42)	($56)

(1)	Cash flow includes cash flows attributable to European flooring business

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended March 31,
	2015		2014
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$75		$83
D&A as reported	(29)		(30)
Fx/Accelerated Deprecation	—		2

Operating Income, Adjusted	$46		$55
Other non-operating (expense)	(12)		(16)

Earnings Before Taxes, Adjusted	34		39

Adjusted tax (expense) @ 39% for 2015 and 2014	(13)		(15)

Net Earnings, Adjusted	$21	$0.37	$24	$0.43

Pre-tax adjustment items	(4)		(1)
Non-cash impact of U.S. Pension	(6)		—
Reversal of adjusted tax expense @ 39% for 2015 and 2014	13		15
Ordinary tax	(7)		(12)
Unbenefitted foreign losses	(9)		(7)
Tax adjustment items	(4)		(1)

Net Earnings, Reported	$4	$0.07	$18	$0.33

Source: Armstrong World Industries